Exhibit 99.1

IXYS Corporation Announces Results for the September 2015 Quarter

Quarter-End Highlights:

  Gross profit margin for the quarter ended September 30, 2015 was 32.4%, an increase of 210 basis points from the gross profit margin in the September 30, 2014 quarter. Gross profit margin also rose sequentially from the June 2015 quarter to the September 2015 quarter.
  Net income in the September 2015 quarter increased by $288,000 to $3.3 million from net income of $3.0 million in the June 2015 quarter.
  IXYS declared a $0.04 per share dividend, which is the twelfth consecutive quarter of dividends.
  IXYS spent approximately $6.4 million for the repurchase of shares under the company’s authorized stock buyback program.

MILPITAS, Calif.--(BUSINESS WIRE)--October 29, 2015--IXYS Corporation (NASDAQ:IXYS), an international power semiconductor and IC company, today reported results for its second quarter of fiscal year 2016, which ended September 30, 2015.

Net revenues for the quarter ended September 30, 2015 were $80.3 million, a decrease of $6.2 million from $86.4 million in net revenues for the September 2014 quarter. For the six months ended September 30, 2015, IXYS reported net revenues of $162.3 million, a decrease of $12.2 million, or 7.0%, as compared to net revenues of $174.5 million for the same period in the prior fiscal year.

“Given the slowdown in the global industrial markets, IXYS continued to demonstrate its agility in strategy and execution. We sustained our profitability with continued investments in new products and the transition to higher value-added power devices and integrated circuits,” commented Dr. Nathan Zommer, Chairman, CEO and Founder of IXYS. “While we await the recovery in the industrial markets, IXYS is uniquely positioned for growth due to the diversity of its products, application markets and geographical presence. For example, we are gaining momentum in the IoT market with new ICs.”

Net income for the quarter ended September 30, 2015 was $3.3 million, or $0.10 per diluted share, a decrease of $2.5 million, or 43.0%, as compared to net income of $5.7 million, or $0.18 per diluted share, for the same period in the prior fiscal year. Sequentially, net income in the September 2015 quarter increased by $288,000 from net income of $3.0 million in the June 30, 2015 quarter.

Net income for the six months ended September 30, 2015 was $6.3 million, or $0.19 per diluted share, a decrease of $3.1 million, or 32.9%, as compared to net income of $9.3 million, or $0.29 per diluted share, for the same period in the prior fiscal year.

The September 2015 quarter non-GAAP net income, which excludes the impact of charges for the amortization of acquired intangible assets and stock compensation, was $5.2 million, or $0.16 per diluted share, as compared to non-GAAP net income of $7.6 million, or $0.23 per diluted share, for the same period in the prior fiscal year.

For the six months ended September 30, 2015, non-GAAP net income, which excludes the impact of charges for the amortization of acquired intangible assets and stock compensation, was $10.4 million, or $0.32 per diluted share, as compared to non-GAAP net income of $13.4 million, or $0.42 per diluted share, for the same period in the prior fiscal year.

“Our operating income was $7.0 million for the September 2015 quarter and $12.7 million for the six months ended September 30, 2015, which is largely similar to our results in the prior fiscal year of $7.1 million for the September quarter and $12.4 million for the six months. This indicates our ability to operate the business efficiently in the face of a challenging environment,” stated Mr. Uzi Sasson, President and CFO of IXYS.

Gross profit for the quarter ended September 30, 2015 was $26.0 million, or 32.4% of net revenues, as compared to gross profit of $26.2 million, or 30.3% of net revenues, for the same quarter in the prior fiscal year. Sequentially, gross profit margin also increased from 31.2% in the June 2015 quarter to 32.4% in the September quarter, a 120 basis point sequential increase in gross profit margin.

Gross profit for the six months ended September 30, 2015 was $51.6 million, or 31.8% of net revenues, as compared to a gross profit of $51.2 million, or 29.3% of net revenues, for the same period in the prior fiscal year.

Adjusted EBITDA, which excludes stock-based compensation expense, was $10.4 million dollars for the September 2015 quarter and $20.1 million dollars for the six months ended September 30, 2015.

Cash and cash equivalents totaled $116.9 million at September 30, 2015, as compared to $121.2 million at March 31, 2015. IXYS generated $8.5 million in cash from operations during the September 2015 quarter.

The disbursements resulting in the decrease in cash included $6.4 million for the repurchase of IXYS shares under the company’s authorized stock buyback program and the payment of $2.4 million for dividends.

In the September 2015 quarter, IXYS declared a $0.04 per share dividend which is an increase of one-half cent per share over prior quarters. It is also the twelfth consecutive quarter of dividends.

“Our sales and promotional efforts are focused on increasing revenue in a weak global macroeconomic environment. With continued volatility in European and emerging markets, customers prefer to purchase on short lead times, without providing projections. We are capturing new business due to our ability to adapt to shortened delivery schedules, but we do not have strong visibility for the coming quarters. As a consequence, we expect revenues in the December 2015 quarter to be slightly higher than those of the September 2015 quarter,” said Mr. Sasson.

Non-GAAP Information

Included above and within the attached schedules are certain non-GAAP financial figures. During the quarter ended September 30, 2015, the company incurred charges, including those associated with amortization of intangible assets and stock compensation. Adjusting the net income in the September 30, 2015 quarter to exclude the impact of amortization of intangible assets and stock compensation expenses, net of applicable tax at the effective tax rate for the respective periods, results in a financial presentation for the company without the effect of these charges. Similarly, adjusted EBITDA for the September 30, 2015 quarter reflects the exclusion of depreciation and amortization, stock compensation expenses, as well as interest and taxes, and may serve as an indication of the company’s ability to service its debt. Management believes non-GAAP net income, non-GAAP net income per share and adjusted EBITDA are useful measures of operating performance. However, the non-GAAP measures should be considered in addition to, not as a substitute for or superior to, net income and net income per share or other financial measures prepared in accordance with GAAP.

These non-GAAP measures have limitations as analytical tools, and should not be considered in isolation or as substitutes for analysis of our results as reported under GAAP. Other companies in our industry may calculate non-GAAP net income, non-GAAP net income per share and adjusted EBITDA differently than we do, limiting their usefulness as comparative measures.

About IXYS Corporation

Since its founding in Silicon Valley, IXYS Corporation has been developing technology-driven products to improve energy conversion efficiency, generate clean energy, improve automation, and provide advanced products for the transportation, medical and telecommunications industries. IXYS, with its subsidiaries, is a worldwide pioneer in the development of power semiconductors, solid state relays, high voltage integrated circuits (HVIC), and microcontrollers that are necessary in conserving energy and in reducing the world’s dependence on fossil fuels.

Diminishing natural resources, demand for renewable energy and environmental directives for energy efficiency represent a significant challenge. IXYS’ power semiconductors and mixed-signal integrated circuits (IC) play a vital role in reducing energy costs and consumption by optimizing the energy efficiency of everyday products. With an end customer base of over 3,500 telecommunications, transportation, industrial, medical and consumer companies, IXYS is a worldwide recognized provider of advanced semiconductors.

Additional information may be obtained by visiting IXYS’ website at http://www.ixys.com, or by contacting the company directly.

Safe Harbor Statement

The foregoing press release contains forward-looking statements, including those related to industrial markets, growth, momentum, market volatility, increasing revenue, lead times, new business, visibility and our revenues in the December 2015 quarter. Actual results may vary materially from those contained in the forward-looking statements, due to changes in customer delivery schedules, the cancellation of orders, an unanticipated decline in our business, increased competition, cash flow difficulties, unanticipated technological hurdles, manufacturing challenges and capacity limitations, adverse changes in customer demand, declining economic conditions or increasing product costs, among other things. Further information on other factors that could affect IXYS is detailed and included in reports that IXYS has filed with the Securities and Exchange Commission, including its Form 10-Q for the fiscal quarter ended June 30, 2015. IXYS undertakes no obligation to publicly release the results of any revisions to these forward-looking statements.

IXYS CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)
(unaudited)

	September 30,	March 31,
	2015	2015
ASSETS
Current assets:
Cash and cash equivalents	$116,851	$121,164
Restricted cash	1,244	266
Accounts receivable, net	38,865	41,042
Inventories, net	86,362	82,005
Prepaid expenses and other current assets	3,643	3,413
Deferred income taxes	7,085	7,077
Total current assets	254,050	254,967
Plant and equipment, net	43,534	42,545
Other assets	65,426	51,463
Deferred income taxes	24,983	24,880

Total assets	$387,993	$373,855

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Current portion of capitalized lease obligations	$55	$464
Current portion of notes payable to bank	47,812	45,790
Accounts payable	12,753	12,675
Accrued expenses and other current liabilities	23,439	19,865
Total current liabilities	84,059	78,794
Notes payable, net of current portion	13,358	10,528
Pension liabilities	17,179	17,232
Total liabilities	114,596	106,554

Common stock	382	381
Additional paid-in capital	151,554	152,874
Retained earnings	141,018	137,134
Accumulated other comprehensive (loss)	(19,557)	(23,088)
Stockholders' equity	273,397	267,301

Total liabilities and stockholders' equity	$387,993	$373,855

IXYS CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)
(unaudited)

	Three Months Ended		Six Months Ended
	September 30,		September 30,
	2015	2014	2015	2014

Net revenues	$80,257	$86,435	$162,304	$174,515
Cost of goods sold	54,245	60,265	110,690	123,345
Gross profit	26,012	26,170	51,614	51,170
Operating expenses:
Research, development and engineering	7,804	6,948	15,487	14,198
Selling, general and administrative	9,801	10,713	20,437	21,477
Amortization of intangibles	1,374	1,419	2,953	3,126
Total operating expenses	18,979	19,080	38,877	38,801
Operating income	7,033	7,090	12,737	12,369
Other (expense) income, net	(1,255)	1,892	(2,312)	1,737
Income before income tax provision	5,778	8,982	10,425	14,106
Provision for income tax	2,505	3,235	4,167	4,784
Net income	$3,273	$5,747	$6,258	$9,322

Net income per share - basic	$0.10	$0.18	$0.20	$0.30

Weighted average shares used in per share calculation - basic	31,651	31,499	31,769	31,439

Net income per share - diluted	$0.10	$0.18	$0.19	$0.29

Weighted average shares used in per share calculation - diluted	32,380	32,235	32,627	32,142

Reconciliation of net income to Non-GAAP net income (in thousands, unaudited):
	Three Months Ended		Six Months Ended
	September 30,		September 30,
	2015	2014	2015	2014

Net income	$3,273	$5,747	$6,258	$9,322

Amortization of intangible assets	1,374	1,419	2,953	3,126
Stock compensation expense	539	446	1,164	911
Non-GAAP net income	$5,186	$7,612	$10,375	$13,359

Reconciliation of net income per share, diluted to Non-GAAP net income per share, diluted (unaudited):
	Three Months Ended		Six Months Ended
	September 30,		September 30,
	2015	2014	2015	2014

Net income per share, diluted	$0.10	$0.18	$0.19	$0.29

Amortization of intangible assets	0.04	0.04	0.09	0.10
Stock compensation expense	0.02	0.01	0.04	0.03
Non-GAAP net income per share, diluted	$0.16	$0.23	$0.32	$0.42

Weighted average shares used in per share calculation, diluted	32,380	32,235	32,627	32,142

Adjusted EBITDA (in thousands, unaudited)
	Three Months Ended		Six Months Ended
	September 30,		September 30,
	2015	2014	2015	2014
Net income	$3,273	$5,747	$6,258	$9,322

Add:
Income tax expense	2,505	3,235	4,167	4,784
Interest expense	284	322	598	732
Depreciation and amortization	3,361	4,339	7,145	9,148
Stock compensation expense	951	697	1,939	1,378
Adjusted EBITDA	$10,374	$14,340	$20,107	$25,364

CONTACT:
IXYS Corporation
Uzi Sasson, 408-457-9000
President & CFO